Press Release

Universal Travel Group Inc.

Appoints EFP Rotenberg & Co, LLP as Independent Auditors, Subject to Clearing Client Acceptance Procedures

SHENZHEN, China, April 14, 2011 – Universal Travel Group Inc. (“Universal Travel Group” or the “Company”) (NYSE: UTA), a leading travel services provider in China, offering package tours, air ticketing, and hotel reservation services online and via customer service representatives, today announced it has engaged EFP Rotenberg & Co, LLP as its independent registered public accounting firm with immediate effect to take over from Windes & McClaughry Accountancy Corporation (“Windes”) subject to Rotenberg’s clearing client acceptance procedures.

On April 10, 2011, the Company received notification that its principal independent accountants, Windes, had resigned its engagement with the Company effective April 9, 2011. Windes was engaged by the Company on September 30, 2010. Windes’ resignation as the Company’s principal independent accountant was accepted by the Audit Committee on April 11, 2011.

Windes had informed the Company in its resignation letter that it was no longer able to complete the audit process. Windes stated this was due in part to the Company’s management and/or the Audit Committee being non-responsive, unwilling or reluctant to proceed in good faith and imposing scope limitations on Windes’ audit procedures

Windes also stated that it had lost confidence in the Board of Director’s and the Audit Committee’s commitment to sound corporate governance and reliable financial reporting.

Prior to its resignation, Windes raised the following issues, some of which may be considered to be disagreements, encountered during the audit, including issues related to the authenticity of confirmations, a loss of confidence in confirmation procedures carried out under circumstances which Windes believed to be suspicious; issues concerning the lack of evidence of certain tour package contracts and related cash payments.

As a result, Windes had requested authority to perform additional audit procedures and the above issues to be addressed by an independent Audit Committee investigation. Windes stated in its resignation letter that, in its view, the Company was not willing to proceed in good faith with the course of action requested by Windes.  Windes also stated in its resignation letter that in its opinion, it believed that certain statements made by Management and the Audit Committee, between March 29, 2011 and its resignation letter, impaired its independence as it related to the Company.

Universal Travel Group disagrees with Windes’ reasons for resignation, in particular, the Company and/or the Audit Committee’s purported unwillingness or reluctance and/or non-responsiveness to proceed in good faith and imposition of scope limitations on Windes’ audit procedures, the Company’s purported unwillingness to proceed in good faith with courses of action requested by Windes and the Company’s management and the Audit Committee’s purported impairment of Windes’ independence in relation to the Company a result of certain statement made by them.

Universal Travel Group believes that it has acted responsively, prudently and in good faith to address the numerous issues raised by Windes during the entire audit process. Windes disagrees. The Company’s management, the Audit Committee and Windes attempted to resolve these disagreements to no avail.

The Company has authorized Windes to respond fully to the inquiries of its successor accountant regarding the subject matter of each of such disagreements.

Windes has not provided any opinions, qualification or modification to the Company’s financial statements for each of the past two fiscal years. The Company does not have, as otherwise disclosed above, any other disagreements or reportable events as described under Item 304(a)(1) of Regulations S-K.

New Independent Accountants

The Company’s Audit Committee approved the appointment of EFP Rotenberg & Co., LLP as its new independent registered public accounting firm effective as of April 12, 2011 and Rotenberg has agreed, subject to the Company clearing their client acceptance procedures, to act as the Company’s new independent registered public accounting firm. During the two most recent fiscal years and through the date of the engagement, the Company did not consult with Rotenberg regarding either (1) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on its financial statements, or (2) any matter that was either the subject of a disagreement (as defined in Regulation S-K Item 304(a)(1)(v)).

Prior to engaging Rotenberg, Rotenberg did not provide the Company with either written or oral advice that was an important factor considered by the Company in reaching a decision to continue the appointment of Rotenberg as its new independent registered public accounting firm.

As a result of Windes’ resignation, the Company will not be able to file the Annual Report on Form 10-K by April 15, 2011. Management is  committed to work with Rotenberg to complete the audit for fiscal year 2010 as soon as practicable and will file a Current Report on Form 8-K to announce when the annual report for fiscal year 2010 will be filed once timing is ascertained.

About Universal Travel Group

Universal Travel Group Inc. (NYSE: UTA) is a leading China-based travel services provider, focusing on the domestic tourism market for leisure and corporate travel and offering packaged tours, air ticketing, and hotel reservation services. The Company targets geographic expansion in underpenetrated travel markets in central and western China; and it has established a second operation base in Chongqing. With the Chinese disposal income continuing to rise driving demand for domestic leisure services, the Company continues to benefit and dominate packaged tour businesses. The Company operates multi-channels sales with 24 hour call centers, online website, owned and franchised sales offices and various wholesale channels.

For more information, please visit Universal Travel Group‘s website at us.cnutg.com

For investor and media inquiries, please contact:
Mr. Jing XIE, Secretary of Board & Interim Chief Financial Officer
Universal Travel Group Inc.
Tel: 86-755-86319549,
Fax: 86-755-86319348,
06@cnutg.com
Website: us.cnutg.com

Christensen
Kimberly Minarovich
Tel: +1 212-618-1978
Kminarovich@ChristensenIR.com

Jenny Wu
Tel: +86 10 5826 4939
Jwu@ChristensenIR.com